Exhibit 3.60

SOSID: 0319883 Date Filed: 12/28/2010 12:41:00 PM Effective: 12/31/2010 Elaine F. Marshall North Carolina Secretary of State C201036200001

ARTICLES OF ORGANIZATION

INCLUDING ARTICLES OF CONVERSION

Pursuant to §57C-2-20, §57C-9A-01 and §57C-9A-03 of the General Statutes of North Carolina, the undersigned converting business entity does hereby submit these Articles of Organization Including Articles of Conversion for the purpose of forming a limited liability company.

1.                                       The name of the limited liability company is: Carolina Radiation and Cancer Treatment Center, LLC (the “Resulting Entity”). The Resulting Entity is being formed pursuant to a conversion of another business entity.

2.                                       The name of the converting business entity is Carolina Radiation and Cancer Treatment Center, Inc. (the “Converting Entity”) and the organization and internal affairs of the Converting Entity are governed by the laws of the State of North Carolina. A plan of conversion has been approved by the Converting Entity and its shareholders as required by law.

3.                                       The Converting Entity is a domestic corporation.

4.                                       The Resulting Entity shall have perpetual duration.

5.                                       The name and address of the organizer executing these Articles of Organization Including Articles of Conversion are:

Name:	Address:

Scott R. Hovey	P.O. Box 14210
Research Triangle Park, North Carolina 27709-4210

6.                                       The street address and county of the initial registered office of the Resulting Entity are:

327 Hillsborough Street

Raleigh, Wake County, North Carolina 27603

7.                                       The mailing address of the initial registered office is the same as Item 6 above.

8.                                       The name of the initial registered agent is Corporation Service Company.

9.                                       The street address and county of the principal office of the Resulting Entity are:

2270 Colonial Boulevard

Ft. Myers, Lee County, Florida 33907

10.                                 The mailing address of the principal office is the same as Item 9 above.

11.                                 The Resulting Entity is a manager-managed limited liability company. Except as provided by §57C-3-20(a) of the General Statutes of North Carolina, the members of the Resulting Entity shall not be managers of the Resulting Entity by virtue of their status as members.

12.                                 These Articles of Organization Including Articles of Conversion shall be effective at 11:59 p.m. on December 31, 2010.

This the 23rd day of December, 2010.

/s/ Scott R. Hovey
Scott R. Hovey, Organizer